Exhibit 99.5

CONSENT OF PRISCILLA HAN

In connection with the filing by TNL Mediagene of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of TNL Mediagene following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

August 2, 2024

By:	/s/ Priscilla Han
Name:	Priscilla Han